Exhibit 99.1
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES HALL-TONOPAH PRE-FEASIBILITY STUDY UPDATE INCLUDING A 20% INCREASE TO IDENTIFIED MINERALIZATION

LAKEWOOD, COLORADO – November 28, 2007, General Moly (AMEX:GMO) announced an update on the Company's pre-feasibility study of the Hall-Tonopah project, located in Nye County, Nevada. Based on completed feasibility work to date, the Company has developed a mine plan that delivers an estimated 433 million tons of mineralization to a sulfide flotation process facility at an average grade of 0.071% molybdenum. The identified mineralization estimate is based upon historic drill data, the Company's completed Phase I drill program, a portion of the ongoing Phase II drill program, and the development of a mining plan utilizing a $10 per pound molybdenum price assumption.

The identified mineralization estimate represents a 20% increase in contained pounds of molybdenum from the Company's September estimate of 334 million tons at 0.076% molybdenum.

Based on current feasibility work, the Company anticipates potentially processing mineralized material averaging 0.098% molybdenum over the first five years of production and 0.090% over the first ten years through a 22,000 ton per day mill. Data from the completed Phase II drilling program and information from pre-feasibility engineering will be incorporated in a pre-feasibility report that the Company expects to complete in mid-December.

As of November 28, 2007, five core drill rigs were operating at the project site for the purpose of completing the Phase II drilling program. Nineteen of twenty-seven holes have been completed and five are in progress.

PROJECT HISTORY
The Company’s Hall-Tonopah project includes the former Hall molybdenum deposit that was mined between 1982 and 1985 by the Anaconda Minerals Company and between 1988 and 1991 by Cyprus Minerals Company. The total area covered within the project boundary is approximately 14,052 acres and initial planned mining is anticipated to occur only on fee and patented lands.

Anaconda previously documented 200 million tons of molybdenum ore at 0.098%, of which approximately 50 million tons were mined by Anaconda and Cyprus at an approximate grade of 0.110% molybdenum. Those previous estimates and historic mine production provided the basis for General Moly’s initial estimate that 150 million tons remained at an approximate grade of 0.095% molybdenum.

General Moly purchased the Hall-Tonopah property in a two-stage transaction in 2006 and 2007 for total consideration of approximately $9 million and initiated a two-phase drill program to substantiate previous mineralization estimates and to explore for additional mineralization. The drilling programs, highlighted above, have provided the Company with sufficient data to estimate additional mineralization.

Exhibit 99.1

The estimated mineralization increase to 334M tons from 150M tons was primarily related to a floating cone based on a molybdenum price of $10 per pound. Additional work on the block model since May 2007 has increased the estimated mineralization to 433M tons at 0.071% Mo at $10 per pound Mo. This additional work has focused on incorporation of more comprehensive geologic factors into the block model, more statistical refinements to the block model data and continued verification of the historic drill hole data.

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Contact Information – General Moly:
Investors – Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development – Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements
Statements herein that are not historical facts, such as estimated mineralization, anticipated potential processing capacities, and estimated grade of processed mineralization, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to raise required financing, metals price and production volatility, exploration risks and results, political risks, project development risks, including, without limitation, uncertainties involved in the interpretation of results and other tests and the estimation of resources. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.